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                                                                   EXHIBIT 10.23

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of June 11, 2001 (this "Agreement"), by and between Sybase, Inc., a Delaware corporation ("Company") and John Chen ("Employee").

                                    Recitals

        A. Company and Employee entered into an Employment Agreement dated July 11, 1997 (the "Initial Agreement").

        B. The Board of Directors believes it is imperative to provide Employee with employment terms which are competitive in the market place, and accordingly the parties desire to amend and restate the terms of Employee's employment as follows.

        NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Duties. Employee shall hold the title of Chairman of the Board, President and Chief Executive Officer, and shall perform such functions and duties in such capacity as are designated by the Board of Directors of the Company. During the term of employment, Employee shall be employed by the Company as a regular full-time employee, and shall carry out his duties and responsibilities in a diligent, competent and professional manner.

2. Compensation.

        (a) Base Salary. Employee receives an annual base salary which has been established by the Board of Directors, payable on a semi-monthly basis. Employee's base salary shall be subject to periodic review and adjustment from time to time in accordance with the Company's then-current policies. Currently, such review is made by the Compensation Committee of the Board of Directors on an annual basis.

        (b) Incentive Compensation. Employee is also eligible to participate in the Company's executive incentive programs with annual target incentive compensation established by the Board of Directors. Such target compensation is subject to periodic review and adjustment from time to time in accordance with the Company's then-current policies. Currently, such review is made by the Compensation Committee of the Board of Directors on an annual basis. Such annual incentive bonuses are paid once per year.

        (c) Benefit Plans. Employee's prior employer maintained term life insurance, AD&D insurance and long term disability policies in the name of Employee for Employee's


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benefit (the "Individual Policies"). Company shall continue to maintain such
Individual Policies during the term of Employee's employment and any post-termination period specified in this Agreement.

        Employee will be eligible to participate in and receive benefits under the Company's employee benefit plans and policies in effect from time to time, subject to the terms, conditions and eligibility requirements of the particular plans. Such plans may include stock benefit plans, paid vacation, paid sabbatical leave, health care, life insurance, accidental death and disability, short- and long-term disability, and/or savings plans provided by, through, or on behalf of the Company to employees in the United States. The Company may change, amend, modify or terminate any benefit plan from time to time without prior notice to Employee.

        Sybase currently offers a cafeteria style benefits program and allocates an amount ("Nautilus Benefit Allowance") to each employee for the employee to allocate to various benefits that the employee can choose between. The benefit coverages that Employee received from his prior employer are specified in that certain "Siemens Pyramid Benefit Coverage for John Chen, Chairman, President and CEO" previously provided to Mitchell Kertzman. The benefit coverages appearing on such list, excluding the Individual Policies and those under the heading "other", are referred to as the "Former Minimum Benefits". The Company shall provide employee with benefits that are at least substantially comparable to the Former Minimum Benefits (except that (i) the maximum lifetime benefit under the group medical plan will be $1,000,000 and (ii) to the extent the employer matching contribution under the 401(k) plan is lower than under the Former Minimum Benefits, Employee shall be provided a bonus equivalent to such difference, grossed up to reflect the pretax nature of a 401(k) contribution), it being understood that the choice of benefit provider is entirely at the discretion of the Company and, that to the extent the benefits can be covered by the Nautilus Benefit Allowance, Employee will apply such allowance to them. Any cost of providing the benefits substantially comparable to the Former Minimum Benefits in excess of the Nautilus Benefit Allowance shall be the Company's expense.

        In addition, Company shall (i) reimburse employee for medical, legal, financial planning and tax preparation expenses up to an aggregate maximum of $10,000 per year (ii) permit Employee to fly first class on business trips (other aspects of travel to be consistent with Company travel policies); and
(iii) provide a car allowance of $18,000 per year.

        (d) Stock Option Grant. Under the Initial Agreement, Employee was granted stock options to purchase an aggregate of 500,000 shares of the Company's Common Stock. Subsequent option grants have been made. Future option grants , if any, shall be entirely at the discretion of the Compensation Committee. It is acknowledged that the Compensation Committee's current practice is to make annual stock option grants to executive officers in connection with its annual review of executive compensation. It is also


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acknowledged that one guideline currently considered within the Compensation
Committee's current option philosophy framework regarding option grants is to make subsequent annual grants such that the total amount of an officer's unvested shares is comparable to the options that the Company would have to then offer in order to recruit a new person into such officer's position. The foregoing guideline is only one of several factors considered by the Compensation Committee and that guideline together with any other guidelines and factors may be changed at any time.

        (e) Withholding; Deductions. Unless otherwise specified herein, the Company shall make such deductions, withholdings and other payments from all sums payable to Employee which Employee requests, or which are required by law for taxes and other charges.

3. Nondisclosure Agreement. Concurrently with the execution of the Initial Agreement, Employee executed an Employee Nondisclosure and Assignment of Inventions Agreement ("Nondisclosure Agreement").

4. Change of Control. Concurrently with the execution of this Agreement, Employee and the Company have entered into an Amended and Restated Change of Control Agreement ("COC Agreement"). In the event of a Change of Control (as defined in the COC Agreement), Employee shall be entitled to the severance benefits specified in such COC Agreement and shall not be entitled to severance in accordance with Section 5 below for any termination of employment occurring within eighteen months following a Change of Control.

5. Compensation Upon Termination or Resignation.

        (a) Voluntary or For Cause. Upon termination for Cause (as defined below) or upon Employee's death, Disability (as defined below) or voluntary resignation (except as provided in Section 5(c)), the Company shall pay to Employee (or to his estate in the event of his death) in a lump sum all accrued unpaid compensation earned by the Employee prior to the effective date of termination. Employee's rights under the Company's benefit plans shall be determined under the provisions of those plans.

        (b) Termination by the Company Without Cause. In the event that the Company terminates Employee without Cause, the Company shall (A) pay to Employee an amount equal to the sum of (i) one and one-half times the Employee's then-current annual base salary plus (ii) one and one-half times the Employee's target annual cash bonus for the Company's fiscal year in effect on the date of termination, which amount shall be payable in three installments (net of all applicable taxes and deductions) as follows: 50% of the amount within seven days of the date of termination, 25% on the date six months following the date of termination and 25% on the date one year following date of termination; (B) continue to make available, at the Company's expense, the benefits specified in
Section 2(c) above for a period of 18 months following such date of termination, and (C) provide that


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stock options held by the Employee under the Company's stock option plans, under the Company's subsidiaries' stock option plans and under the stock option plans of corporations that have merged with or into the Company shall automatically have their vesting accelerated (including, for restricted stock, accelerated lapse of a right of repurchase by the Company) as to 100% of the unvested portion of such options, and as to 50% of the unvested portion of such restricted stock, on the date of termination, in addition to any portion of the restricted stock vested prior to the date of termination after taking into account any acceleration of vesting provided in the restricted stock agreement between the Company and the Employee pertaining to such outstanding restricted stock. The amount of the severance payment payable pursuant to Clause A and the continuation of benefits specified in Clause B above shall not be decreased as a result of compensation and/or benefits received by the Employee from any subsequent employer.

        (c) Definition of Cause. For purposes of this Agreement, "Cause" shall mean any of the following: (i) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) continued violations by the Employee of the Employee's obligations as an employee of the Company which are demonstrably willful and deliberate on the Employee's part after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his or her duties.

        (d) Disability. "Disability" shall have the meaning ascribed to it in the COC Agreement.

        (e) Involuntary Termination. Employee shall be deemed to have been terminated by the Company other than for Cause in the event of an Involuntary Termination. "Involuntary Termination" shall mean (i) without the Employee's express written consent, the assignment to the Employee of any duties or the significant reduction of the Employee's duties, either of which is materially inconsistent with the Employee's position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities, which is not effected for Disability or for Cause; (ii) a material reduction by the Company in the base salary and/or target bonus of the Employee as in effect immediately prior to such reduction;
(iii) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced (other than a nondiscriminatory reduction affecting the Company's employees generally) ; or (iv) the relocation of the Employee to a facility or a location more than 75 miles from San Francisco, without the Employee's express written consent.


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        (f) Breach of Nondisclosure Agreement. Notwithstanding any provisions herein to the contrary, the Company's obligations under this Section 5 to pay any severance or otherwise extend benefits or stock option/restricted stock vesting shall terminate immediately upon any intentional breach by Employee of the Nondisclosure Agreement.

6. No Conflict. Employee represents and warrants that execution of this Agreement and the Nondisclosure Agreement, and performance of Employee's obligations hereunder and thereunder, will not conflict with, or result in a violation or breach of any other agreement to which Employee is a party, or any judgment, order or decree to which Employee is subject.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California.

8. Entire Agreement. This Agreement, together with the COC Agreement and Nondisclosure Agreement, sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes the July 11, 1997 Employment Agreement and any other written or oral negotiations, agreements, understandings, representations or practices. Any waiver, modification or amendment of this Agreement shall be effective only if in writing and signed by the parties hereto.

9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the County of Contra Costa, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.


        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EMPLOYEE:                                    SYBASE, INC.


                                             By:
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John Chen                                       Daniel R. Carl
328 Pheasant Run Drive                          Vice President, General Counsel
Danville, CA  94506                              and Secretary


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